UNITED STATES
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Abbey Capital Futures Strategy Fund
(Investment Portfolio of The RBB Fund, Inc.)
Bellevue Park Corporate Center
103 Bellevue Parkway
Wilmington, DE 19809

June 30, 2016

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Futures Strategy Fund (the "Fund"), a portfolio of The RBB Fund, Inc. (the "Company"), to notify shareholders of new trading advisory agreements with two existing trading advisers.

Abbey Capital Limited ("Abbey Capital" or the "Adviser") and the Company are required to furnish shareholders with information about new trading advisers and trading advisory agreements. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund's investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company's board of directors, but without obtaining approval of the Fund's shareholders.

The enclosed "Information Statement" provides information relating to the approval of new trading advisory agreements with two existing trading advisers of the Fund due to a change of control of each of the existing trading advisers. The approval of new trading advisory agreements with existing trading advisers as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Abbey Capital Futures Strategy Fund.

Best regards,

Salvatore Faia
President

The RBB Fund, Inc., on behalf of the Abbey Capital Futures Strategy Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com/

Abbey Capital Futures Strategy Fund
(Investment Portfolio of The RBB Fund, Inc.)
Bellevue Park Corporate Center
103 Bellevue Parkway
Wilmington, DE 19809

INFORMATION STATEMENT

June 30, 2016

This Information Statement is being provided to the shareholders of the Abbey Capital Futures Strategy Fund (the "Fund"), a portfolio of The RBB Fund, Inc. (the "Company"), to provide information regarding (i) a new trading advisory agreement among Abbey Capital Limited ("Abbey Capital" or the "Adviser"), Altis Partners (Jersey) Limited ("Altis") and Abbey Capital Offshore Fund Limited, a wholly-owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the "Subsidiary"); and (ii) a new trading advisory agreement among Abbey Capital, Cantab Capital Partners LLP ("Cantab") and the Subsidiary. THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND'S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 24 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation; with current income as a secondary objective. The Fund seeks to achieve its investment objective by allocating its assets between a "Managed Futures" strategy and a "Fixed Income" strategy. The Managed Futures strategy is achieved by the Fund investing up to 25% of its total assets in the Subsidiary. The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates the assets of the Subsidiary to one or more trading advisers ("Trading Advisers") to manage in percentages determined at the discretion of the Adviser.

In addition to Altis and Cantab, the Fund's Trading Advisers consist of the following, existing Trading Advisers: Conquest Capital LLC, Eclipse Capital Management, Inc., Graham Capital Management, LP, P/E Investments, LLC,

Harmonic Capital Partners LLP, Revolution Capital Management, LLC, and Trigon Investment Advisors LLC.

The Adviser may allocate assets of the Subsidiary to a single Managed Futures portfolio or multiple Managed Futures portfolios that include investment styles or sub-strategies such as (i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities and (v) systematic trading strategies which incorporate technical and fundamental variables.

Each Trading Adviser invests according to a Managed Futures strategy in one or a combination of (i) options, (ii) futures, (iii) forwards, (iv) spot contracts or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices. Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the "CFTC") as a Commodity Trading Advisor ("CTA"). Trading Advisers that are not registered with the Securities and Exchange Commission ("SEC") as investment advisers provide advice only regarding matters that do not involve securities.

The Fixed Income strategy invests the Fund's assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund's Managed Futures strategy. The Fund must set aside liquid assets, or engage in other SEC or staff-approved measures, to "cover" open positions with respect to certain kinds of derivative instruments. The Fixed Income strategy investments may be used to help cover the Fund's derivative positions.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of the Subsidiary's assets. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund's investment objective, policies, strategies and restrictions, and monitors each Trading Adviser's adherence to its investment style. The Board of Directors of the Company (the "Board") supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed for the Subsidiary may be actively managing assets for the Subsidiary at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate Subsidiary assets away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser's view of the Trading Adviser's current opportunities, changes in a Trading Adviser's personnel or a Trading Adviser's adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination, and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.97% of the Fund's average annual net assets, payable on a monthly basis in arrears. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund.

The Fund currently offers three classes of shares: Class I Shares, Class A Shares and Class C Shares. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit total annual fund operating expenses (excluding certain items discussed below) to 1.99%, 2.24% and 2.99% of the Fund's average daily net assets attributable to Class I Shares, Class A Shares and Class C Shares, respectively. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net total annual fund operating expenses to exceed 1.99%, 2.24% or 2.99%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until December 31, 2016 and may not be terminated without the approval of the Board. If at any time the Advisory Agreement is in effect, the Fund's total annual fund operating expenses for a year are less than 1.99%, 2.24% or 2.99%, as applicable, the Adviser may recoup any waived or reimbursed amounts from the Fund within three years from the date on which such waiver or reimbursement was made by the Adviser if such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement. With interest expense included, the Fund's net expense ratios are 2.03% for Share Class I , 2.28% for Share Class A and 3.03% for Share Class C, net of the expense reimbursement.

Altis Partners (Jersey) Limited and the Altis Agreement

At a special meeting of the Board held on May 5, 2016, the directors, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act")) voting separately, approved a new trading advisory agreement among the Adviser, Altis and the Subsidiary (the "Altis Agreement"). The Altis Agreement is expected to become effective on June 29, 2016.

The meeting was called to consider a proposal necessitated by a change of control of ownership of Altis. Natasha Reeve-Gray held approximately 24.75% of the outstanding voting securities of Altis. Effective June 29, 2016, Ms. Reeve-Gray's voting rights ceased and her ownership in Altis was transferred equally to the other remaining principals of Altis Partners.

Since inception of the Fund, Altis was a trading adviser to the Subsidiary pursuant to a trading advisory agreement among the Adviser, Altis and the

Subsidiary. As Ms. Reeve-Gray relinquished her controlling interest in Altis, effective June 29, 2016, this was deemed a change in control of Altis and, in accordance with the terms of the prior agreement between the Adviser, Altis and the Subsidiary, the prior agreement automatically terminated. The Board's approval of a new trading advisory agreement was necessary for Altis to continue to serve as a trading adviser responsible for managing a portion of the Subsidiary's assets. The change of control is not expected to have any material impact on Altis' investment philosophy or management approach or on how Altis manages its portion of the Subsidiary's assets.

The terms of the Altis Agreement are identical to the terms of the prior trading advisory agreement with respect to services provided by Altis. In addition, the trading advisory fees payable to Altis by the Adviser under the Altis Agreement are identical to the fees payable under the prior trading advisory agreement.

The Altis Agreement provides that Altis shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiary in accordance with the terms of the Altis Agreement and the Supplemental Trading Agreement entered into by the Adviser and Altis in relation to the Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Subsidiary and the Fund in relation to the Subsidiary set forth in the Fund's prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund's Chief Compliance Officer, or by the Board that have been furnished in writing to Altis, (ii) the written instructions and directions received from the Adviser and the Fund as delivered; and (iii) all federal and state laws applicable to the Subsidiary and Altis' duties under the Altis Agreement, all as may be in effect from time to time.

The Altis Agreement provides that Altis may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of the Subsidiary as well as other fiduciary or agency accounts managed by Altis, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Altis agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Altis currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Subsidiary given Altis' current accounts and all proposed accounts for which Altis has a contract to act as a CTA.

The Altis Agreement provides that it will continue in effect for an initial term ending August 16, 2017, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Altis, cast in person at a meeting called for the purpose of voting on such approval. The Altis Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Altis, by Altis upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Altis, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Altis Agreement also automatically terminates upon termination of the Advisory Agreement.

The Altis Agreement provides that Altis shall not be liable for any loss arising out of any portfolio investment or disposition thereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Altis be liable for any loss arising out of any act or omission taken by another trading advisor, or any other third party, in respect of any portion of the Fund's assets not managed by Altis.

The Altis Agreement provides that Altis shall indemnify the Adviser, the Company, the Fund and the Subsidiary, and their respective affiliates and controlling persons (the "Adviser Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, which the Adviser, the Company, the Fund and/or the Subsidiary and their respective affiliates and controlling persons may sustain as a result of Altis' breach of the Altis Agreement or its representations and warranties therein or as a result of Altis' willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Altis Agreement provides that the Adviser shall indemnify Altis, its affiliates and its controlling persons (the "Altis Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's breach of the Altis Agreement or its representations and warranties therein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Altis Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Altis' willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Altis. Altis is a Limited Company formed in 2000 and based in the States of Jersey, Channel Islands. Altis' main office is located at 2 Hill Street, St Helier, Jersey, Channel Islands. Altis is registered as a CTA and CPO with the CFTC, is a member of the NFA and has been trading since July 2001. Altis focuses on systematic and quantitative trading, applying rigorous research into markets combining established scientific principles and advanced technology. The

Fund is the only mutual fund for which Altis provides advisory services. As of April 30, 2016, Altis had approximately $346.7 million in assets under management.

Portfolio Managers.

Zbigniew Hermaszewski — Principal: Mr. Hermaszewski's primary focus is on the development of research and technology. Mr. Hermaszewski received his Bachelor of Science degree in Physics from Imperial College London. Mr. Hermaszewski has over 30 years' experience including stock broking, market making, investment research and the development and implementation of trading systems. Previously, Mr. Hermaszewski was senior researcher at AHL and head of research at Sabre Fund Management before creating the Altis Portfolio Management platform.

Alex Brunwin — Principal: Mr. Brunwin's primary focus is on technology and research. Mr. Brunwin's background is in physics where he received a Bachelor of Science Honours degree from Bristol University. Mr. Brunwin has over 21 years' experience within the technology sector, specialising in front and middle office trading. Previous to Altis, Mr. Brunwin was an analyst programmer at Sabre Fund Management and Director of Information Technology at Quality Capital Management Limited where he managed all IT projects and developed and implemented their system and trading infrastructure.

Stephen Hedgecock — Principal: Mr. Hedgecock's task consists of business development and marketing of Altis' business. Mr. Hedgecock has a background in trading, previously working as a trader with Citibank, Moore Capital and Nederlandse Varia Maatschappij. From 1991 to 1995, Mr. Hedgecock was Executive Director of Sabre Fund Management before becoming Executive Director at Quality Capital Management where he was responsible for the day to day management of the company and involved in developing and maintaining client relationships.

Principal Executive Officers and Directors. Set forth below in alphabetical order is a list of each executive officer and director of Altis indicating position(s) held with Altis. The address of each individual is c/o Altis at the address noted above.

Name	Position(s) Held with Altis
Alex Brunwin	Executive Director and Co-Head of Research and Technology
Stephen Hedgecock	Executive Director and Head of Operations
Zbigniew Hermaszeski	Executive Director and Co-Head of Research and Technology

Other Advisory Clients. Altis does not act as investment adviser or sub-adviser to another registered investment company having a similar investment objective to that of the Fund.

Cantab Capital Partners LLP and the Cantab Agreement

At a special meeting of the Board held on February 24, 2016, the directors, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act")) voting separately, approved a new trading advisory agreement among the Adviser, Cantab and the Subsidiary (the "Cantab Agreement"). The Cantab Agreement became effective on April 1, 2016.

The meeting was called to consider a proposal necessitated by a change of control of ownership of Cantab. Effective April 1, 2016, Erich Schlaikjer retired from Cantab and his ownership in Cantab was transferred equally to the other remaining Cantab limited partners. Mr. Schlaikjer held enough of a percentage of the outstanding voting securities of Cantab for his ownership transfer to be deemed a change of control.

From inception of the Fund through March 31, 2016, Cantab was a trading adviser to the Subsidiary pursuant to a trading advisory agreement among the Adviser, Cantab and the Subsidiary. As Mr. Schlaikjer relinquished his controlling interest in Cantab, it was deemed a change in control of Cantab and, in accordance with the terms of the prior agreement between the Adviser, Cantab and the Subsidiary, the prior agreement automatically terminated. The Board's approval of a new trading advisory agreement was necessary for Cantab to continue to serve as a trading adviser responsible for managing a portion of the Subsidiary's assets. The change of control is not expected to have any material impact on Cantab's investment philosophy or management approach or on how Cantab manages its portion of the Subsidiary's assets.

The terms of the Cantab Agreement are identical to the terms of the prior trading advisory agreement with respect to services provided by Cantab. In addition, the trading advisory fees payable to Cantab by the Adviser under the Cantab Agreement are identical to the fees payable under the prior trading advisory agreement.

The Cantab Agreement provides that Cantab shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiary in accordance with the terms of the Cantab Agreement and the Supplemental Trading Agreement entered into by the Adviser and Cantab in relation to the Allocated Assets and in accordance with (i) all governmental, regulatory and self-regulatory laws, rules and regulations applicable to Cantab (collectively "Applicable Law"), including, if applicable, the Commodity Exchange Act, as amended, and the rules and regulations promulgated by the CFTC thereunder (collectively the "CEA"); (ii) subject to the Cantab's best execution and conflicts of interests policies as amended from time to time; (iii) with the care, skill, prudence and diligence that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and, at a minimum, with the same care, skill, prudence and diligence that Cantab uses in managing the assets of any other account or entity; and (iv) the investment objective, policies and restrictions of the Subsidiary and the Fund in relation to the Subsidiary set forth in the Fund's prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund's Chief Compliance Officer, or by the Fund's Board of Directors that have been furnished in writing to Cantab.

The Cantab Agreement provides that Cantab may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of the Subsidiary as well as other fiduciary or agency accounts managed by Cantab, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Cantab further agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Cantab currently believes and represents that such CFTC or exchanged imposed speculative limits will not materially affect its trading recommendations or strategy for the Subsidiary given Cantab's current accounts and all proposed accounts for which Cantab has a contract to act as a CTA.

The Cantab Agreement provides that it will continue in effect for an initial term ending August 16, 2017, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Cantab, cast in person at a meeting called for the purpose of voting on such approval. The Cantab Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Cantab, by Cantab upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Cantab, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Cantab Agreement also automatically terminates upon termination of the Advisory Agreement. At a meeting of the Board held on May 5, 2016, the Board approved the continuation of the Cantab Agreement through August 16, 2017.

The Cantab Agreement provides that Cantab shall not be liable for any loss arising out of any portfolio investment or disposition thereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Cantab be liable for any loss arising out of any act or omission taken by another trading advisor, or any other third party, in respect of any portion of the Fund's assets not managed by Cantab.

The Cantab Agreement provides that Cantab shall indemnify the Adviser, the Company, the Fund and the Subsidiary, and their respective affiliates and controlling persons (the "Adviser Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, which the Adviser, the Company, the Fund and/or the Subsidiary and their respective affiliates and controlling persons may sustain as a result of Cantab's breach of the Cantab Agreement or its representations and warranties therein or as a result of Cantab's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Cantab Agreement provides that the Adviser shall indemnify Cantab, its affiliates and its controlling persons (the "Cantab Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's breach of the Cantab Agreement or its representations and warranties therein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Cantab Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Cantab's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Cantab. Cantab is a Cambridge-based Limited Liability Partnership (LLP) formed in 2006. Cantab's main office is located at City House, 126-130 Hills Road, Cambridge, CB2 1RE, UK. Cantab is registered with the Financial Conduct Authority and the CFTC as a CTA and CPO and is a member of the NFA. Cantab's investment philosophy is based on a multi-strategy, multi-asset approach looking to identify several distinct sources of return from persistent statistical relationships between assets. As of December 31, 2015, Cantab had approximately $4.1 billion in assets under management. The Fund is the only mutual fund for which Cantab provides advisory services.

Portfolio Managers.

Dr. Ewan Kirk — CIO and Founding Partner: Dr. Kirk's daily focus is on research and development, risk management and managing Cantab's quantitative team. Dr. Kirk's background is in mathematics where he received a PhD from the University of Southampton, a Certificate in Advanced Study in Applied Mathematics from the University of Cambridge and achieved a First Class degree in Natural Philosophy and Astronomy from the University of Glasgow. Previously,

Dr. Kirk ran the Goldman Sachs Strategies Group in Europe where he was responsible for all of Goldman Sachs' quantitative technology.

Dr. Tom Howat — Chief Technology Officer and Partner: Dr. Howat heads the team of programmers responsible for Cantab's ongoing infrastructural development. Prior to joining Cantab, Dr. Howat spent seven years at Trinity College, Cambridge, obtaining degrees in Mathematics and a PhD in Mathematical Biology.

Dr. Matthew Killeya — Senior Scientist and Partner: Dr. Killeya works on all aspects of program and portfolio construction including development of new strategies. Dr. Killeya has a PhD in Bayesian statistics from Durham University where he also obtained a first class Master of Mathematics degree receiving a special prize for the top final year dissertation. Prior to joining Cantab, Dr. Killeya was a senior managing researcher at Winton Capital Management.

Principal Executive Officers and Directors. Set forth below in alphabetical order is a list of each executive officer and director of Cantab indicating position(s) held with Cantab. The address of each individual is c/o Cantab at the address noted above.

Name	Position(s) Held with Cantab
Genia Diamond	Head of Business Development and Partner
Adam Glinsman	Chief Executive Officer and Partner
Tom Howat	Chief Technology Officer and Partner
Matthew Killeya	Senior Scientist and Partner
Ewan Kirk	Chief Investment Officer and Partner
Fraser McIntyre	Chief Operating Officer and Partner
Andrew Radford	General Counsel and Compliance Officer

Other Advisory Clients. Cantab does not act as investment adviser or sub-adviser to another registered investment company having a similar investment objective to that of the Fund.

Board's Considerations in Approving the Altis Agreement and Cantab Agreement

The Board, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the 1940 Act), approved the Altis Agreement at a meeting held on May 5, 2016 (the "May Meeting") and approved the Cantab Agreement (together with the Altis Agreement, the

"Agreements") at a meeting held on February 24, 2016 (the "February Meeting" and, together with the May Meeting, the "Meetings"). For purposes of this section, Altis and Cantab are referred to collectively as the "Trading Advisers". In considering the Agreements, the Board took into account all materials provided prior to and during the Meetings and at other meetings throughout the past year, the presentations made during the Meetings, and the discussions held during the Meetings. With respect to each of the Altis Agreement and the Cantab Agreement, the Board considered the fact that the change of control is not expected to affect the manner in which the Fund and Subsidiary are managed and the fact that the fee structure under each Agreement would be identical to the fee structure under the prior agreements. Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by the Trading Advisers; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) the investment philosophies and processes of the Trading Advisers; (iv) assets under management and client descriptions of the Trading Advisers; (v) soft dollar commission and trade allocation policies, including information on the types of research and services obtained in connection with soft dollar commissions for each Trading Adviser; (vi) the Trading Advisers' advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) the Trading Advisers' compliance procedures; (viii) financial information and insurance coverage of each Trading Adviser; and (ix) a report comparing the performance of Altis and Cantab to the performance of the Fund's benchmark.

The Board considered the nature, extent, and quality of services to be provided by the Trading Advisers. The Board concluded that each Trading Adviser had substantial resources to provide services to the Fund. The Board also considered the fees payable under the proposed Agreements. In this regard, the Board noted that the fees for the Trading Advisers were payable by Abbey Capital.

After reviewing the information regarding costs, profitability and economies of scale of each Trading Adviser, and after considering the services to be provided by the Trading Advisers, the Board concluded that the trading advisory fees to be paid by the Adviser to each Trading Adviser were fair and reasonable and that the Altis Agreement should be approved for initial periods ending August 16, 2017 and the Cantab Agreement should be approved for an initial period ending August 16, 2016. At the meeting of the Board held on May 5, 2016, the Board also approved the continuation of the Cantab Agreement through August 16, 2017.

Additional Information

Advisory and Trading Advisory Fees. For the fiscal year ended August 31, 2015, after waivers, the Fund paid advisory fees to the Adviser of $1,577,554 and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $811,663.

As of June 22, 2016 (the "Record Date") the Company's directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2015, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement. Abbey Capital, an Irish limited company founded in 2000, serves as the investment adviser to the Fund. The Adviser's principal place of business is located at 1-2 Cavendish Row, Dublin 1, Ireland. Cavendish Capital Limited owns 100% of Abbey Capital. As of May 31, 2016, the Adviser had over $3.5 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC (September 2000), and is a member of the National Futures Association. Abbey Capital serves as the Fund's and Subsidiary's investment manager pursuant to the Advisory Agreement.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Tim Brosnan	Non-Executive Chairman
Peter G. Carney	Chief Financial Officer
Anthony Gannon	Director and Chief Executive Officer
Claire Gately	Non-Executive Director
David McCarthy	Non-Executive Director
Denise McPhillips	Chief Compliance Officer
Andrew Meleady	Chief Operating Officer
Mick Swift	Director and Deputy Chief Executive Officer

The Fund's initial shareholders approved an advisory fee level of 1.97% of the average daily net assets of the Fund, which represents the advisory fee to be paid to the Adviser. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiary and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days' written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Distributor and Administrator. BNY Mellon Asset Servicing (US), Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, serves as the Fund's administrator and Foreside Funds Distributors, LLC, 400 Berwyn Park, 899 Cassatt Road, Berwyn, Pennsylvania 19312, serves as the Fund's principal underwriter.

Shareholder Reports. The Fund will furnish, without charge, copies of its February 28, 2016 semi-annual report and August 31, 2015 annual report to any shareholder upon request addressed to: Abbey Capital Futures Strategy Fund, c/o BNY Mellon Investment Servicing (US) Inc., 4400 Computer Drive, Westborough, MA 01581.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, following shares of each class of the Fund were outstanding.

Fund	Shares Outstanding
Abbey Capital Futures Strategy Fund
Class I	55,781,890
Class A	1,444,536
Class C	615,417

As of the Record Date, to the Company's knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of Record Date
Abbey Capital Futures Strategy Fund	CHARLES SCHWAB & CO INC. SPECIAL CUSTODY A/C FBO CUSTOMERS ATTN MUTUAL FUNDS 101 MONTGOMERY STREET SAN FRANCISCO, CA 94104-4122	21,672,200.571	37.47%
Abbey Capital Futures Strategy Fund	MORGAN STANLEY SMITH BARNEY LLC SPECIAL CUSTODY A/C FOR THE EXCLUSIVE BENEFIT OF CUSTOMERS OF MSSB 1300 THAMES ST WHARF, 6TH FL BALTIMORE, MD 21231-3496	11,695,968.49	20.22%

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of Record Date
Abbey Capital Futures Strategy Fund	NATIONAL FINANCIAL SERVICES LLC FOR THE EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN MUTUAL FUNDS DEPARTMENT 4TH FL 499 WASHINGTON BLVD JERSEY CITY, NJ 07310	7,371,328.89	12.74%
Abbey Capital Futures Strategy Fund	UBS WM USA OMNI ACCOUNT M/F ATTN DEPARTMENT MANAGER 1000 HARBOR BLVD, 5TH FL WEEHAWKEN NJ 07086	4,196,185.49	7.25%
Abbey Capital Futures Strategy Fund	WELLS FARGO BANK NA FBO OMNIBUS ACCOUNT CASH PO BOX 1533 MINNEAPOLIS MN 55480	2,948,534.31	5.16%

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company's principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company's By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.